EXHIBIT 10.8

                        SUMMARY OF MATERIAL MODIFICATIONS

To: All Participants under the Thanksgiving Coffee Company, Inc.
Profit Sharing Plan and Trust

This notice, called a "Summary of Material Modification," advises you of the changes in the information presented in your Summary Plan Description (SPD). These changes have resulted from an amendment made to the Plan.

Please do the following:

1. Read this notice in its entirety, paying particular attention to the changes listed below. If you have any questions regarding these changes, please contact the Plan Administrator.

2. Keep this notice with your Summary Plan description for future reference.

3. Mark the sections in your Summary Plan Description that has changed, so that when you refer to the sections in the future, you will be reminded of the changes described in this notice.

The Change

The SPD has changed as follows:

1. Plan Year: The Plan year is the period in which the Plan maintains its records: The 12 consecutive month period ending December 31. The Plan Year had been a twelve month period ending March 31, 1995. The Plan Year was changed resulting in a short Plan year beginning on April 1, 1995 and ending December 31, 1995.

2. Plan Entry Date: For the short Plan Year ended December 31, 1995, the Entry Date shall be October 1, 1995. For subsequent Plan Years, the entry dates shall be the first day of the Plan year (January 1) and the first day of the seventh month of the Plan year.

3. Hours of Service Condition for Allocation: A participant must complete 1,000 hours of service during a Plan year. With respect to the short Plan ending December 31, 1995, the requirement for 1,000 hours of service shall be multiplied by the fraction of months in the short Plan year divided by 12.

4. Hours of Service for Vesting Computation Period: The minimum number of hours of service an employee must complete during a vesting computation period to receive credit for a year of service is 1,000 hours of service. With respect to the short Plan


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ending December 31, 1995, the requirement for 1,000 hours of service shall be measured from January 1, 1995 through December 31, 1995.

5. The Plan will use the calendar year election for purposes of identifying highly compensated employees.

Summary Plan Description for the Thanksgiving Coffee Company,
Inc. Profit Sharing Plan and Trust

1. GENERAL The legal name, address and federal Employer identification number of the Employer are:

Thanksgiving Coffee Company, Inc.
P.O. Box 1918
Fort Bragg, CA 95437
94-2823626

The Employer has established a retirement Plan ("Plan") to supplement your income upon retirement. In addition to retirement benefits, the Plan may provide benefits in the event of your death or disability or in the event of your termination of employment prior to normal retirement. If after reading this summary you have any questions, please ask the Plan Administrator. We emphasize this summary Plan description is a highlight of the more important provisions of the Plan. If there is a conflict between a statement in this summary Plan description and in the Plan, the terms of the Plan control.

2. IDENTIFICATION OF PLAN The Plan is known as Thanksgiving Coffee Company, Inc. Profit Sharing Plan and Trust.

The Employer has assigned 001 as the Plan identification number. The Plan year is the period on which the Plan maintains its records: the twelve consecutive month period ending every March 31.

3. TYPE OF PLAN The Plan is commonly known as a profit sharing Plan. Section 8, "Employer's Contribution," explains how you share in the Employer's annual contributions to the trust fund and the extent to which the Employer has an obligation to make annual contributions to the trust fund.

Under this Plan, there is no fixed dollar amount of retirement benefits. Your actual retirement benefit will depend on the amount of your account balance at the time of retirement. Your account balance will reflect the annual allocations, the period of time you participate in the Plan and the success of the Plan in investing and reinvesting the assets of the trust fund. Furthermore, a governmental agency known as the Pension Benefit Guaranty Corporation (PBGC) insures the benefits payable under Plans which provide for fixed and determinable retirement


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benefits. The Plan does not provide a fixed and determinable retirement benefit.
Therefore, the PBGC does not include this Plan within its insurance program.

4. PLAN ADMINISTRATOR The Employer is the Plan Administrator. The Employer's telephone number is 707-964-0118. The Employer has designated Joan Katzeff to assist the Employer with the duties of Plan Administrator. You may contact Joan Katzeff at the Employer's address. The Plan Administrator is responsible for providing you and other participants information regarding your rights and benefits under the Plan. The Plan Administrator also has the primary authority for filing the various reports, forms and returns with the Department of Labor and the Internal Revenue Service. The name of the person designated as agent for service of legal process and the address where a processor may serve legal process upon the Plan are:

Joan Katzeff and Paul Katzeff
Thanksgiving Coffee Company, Inc.
P.O. Box 1918
Fort Bragg, CA 95437

A legal processor may also serve the Trustee of the Plan or the Plan Administrator.

The Plan permits the Employer to appoint an Advisory Committee to assist in the administration of the Plan. The Advisory Committee has the responsibility for making all discretionary determinations under the Plan and for giving distribution directions to the trustee. If the Employer does not appoint an Advisory Committee, the Plan Administrator assumes these responsibilities. The members of the Advisory Committee may change from time to time. You may obtain the names of the current members of the Advisory Committee from the Plan Administrator.

5. TRUSTEE/TRUST FUND The Employer has appointed Joan Katzeff and Paul Katzeff to hold the office of trustee. The trustee will hold all amounts the Employer contributes to it in a trust fund. Upon the direction of the Advisory Committee, the trustee will make all distribution and benefit payments from the trust fund to participants and beneficiaries. The trustee will maintain trust fund records on a Plan year basis.

6. HOURS OF SERVICE The Plan and this summary Plan description include references to hours of service. To become eligible to participate in the Plan, to advance on the vesting schedule or to share in the allocation of Employer contributions for a Plan year, the Plan requires you to complete a minimum number of hours of service during a specified period. The sections covering eligibility to participate, vesting and Employer contributions explain this aspect of the Plan in the context of those topics.


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
However, hours of service has the same meaning for all purposes of the Plan.

The Department of Labor, in its regulations, has prescribed various methods under which the Employer may credit hours of service. The Employer has selected the "actual" method for crediting hours of service. Under the actual method, you will receive credit for each hour for which the Employer pays you, directly or indirectly, or for which you are entitled to payment, for the performance of your employment duties. You also will receive credit for certain hours during which you do not work if the Employer pays you for those hours, such as paid vacation.

If an employee's absence from employment is due to maternity or paternity leave, the employee will receive credit for unpaid hours of service related this leave, not to exceed 501 hours. The Advisory Committee will credit these hours of service to the first period during which the employee otherwise would incur a 1-year break in service as a result of the unpaid absence.

7. ELIGIBILITY TO PARTICIPATE To become a participant, an employee must complete one year of service. You do not have to complete any form for entry into the Plan. You will become a participant on the April 1 immediately preceding your completion of the service requirement.

The Plan defines "year of service" as a 12-month period in which you work 1,000 hours of service for the Employer. The first eligibility service period starts on your first day of employment with the Employer. For example, if you begin work on February 15 and work 1,000 hours from that February 15 through the following February 14, you would enter the Plan on the April 1 immediately preceding the completion of the one year of service. After the first 12-month eligibility service period, the Plan will measure your eligibility service period on a Plan year basis. In the prior example, on a Plan year basis, the second 12-month period would begin with the first Plan year starting after your February 15 employment date and other 12-month periods would be the following Plan years. The Plan will need to measure more that one 12-month period, for example, if you do not complete a year of service in the first 12-month period.

If you terminate employment after becoming a participant in the Plan and later return to employment, you will re-enter the Plan on your re-employment date. Also, if you terminate employment after satisfying the Plan's eligibility conditions but before actually becoming a participant in the Plan, you will become a participant in the Plan on the later of your scheduled entry date or your reemployment date.

The following employees are not eligible to participate in the Plan:


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
employees working in a classification of employees covered by a collective bargaining agreement.

A nonresident alien who does not receive any earned income from the Employer which constitutes United States source income.

employees of a member of the Employer's related group who does not participate in this Plan.

If by reason of this exclusion, you should become ineligible to participate in the Plan, you may not receive an allocation of the Employer's contribution during the period of your exclusion, but during this period your account balance will continue to share in trust fund earnings or losses.

8. EMPLOYER'S CONTRIBUTIONS Each Plan year, the Employer will contribute to the Plan the amount determined by the Employer at its discretion. The Employer may choose not to contribute to the Plan for a particular Plan year.

For each Plan year the Employer contributes to the Plan, the Advisory Committee will allocate this contribution to the separate accounts maintained for participants. The Advisory Committee will base your allocation upon your proportionate share of the total compensation paid during that Plan year to all participants in the Plan. For example, if your compensation for that Plan year is 10% of the total compensation for all participants for that particular Plan year, the Advisory Committee will allocate 10% of the total Employer contribution for the Plan year to your separate account.

ALLOCATION OF FORFEITURES The Plan allocates participant forfeitures as if the forfeitures were additional Employer contributions for the Plan year in which the forfeiture occurs.

COMPENSATION The Plan defines compensation as the total compensation paid to the employee for services rendered to the Employer, with the following modifications:

exclude compensation treated as reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits. With limited exceptions, the Plan includes an employee's compensation only for the part of the Plan year in which he actually is a participant.

CONDITIONS FOR ALLOCATION With limited exceptions, to be entitled to an allocation of Employer contributions, you must complete 1,000 hours of service during the Plan year and you must be employed by the Employer on the last day of the Plan year.

The contribution allocations described in this Section 8 may vary for certain employees if the Plan is top heavy. Generally, the


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
Plan is top heavy if more than 60% of the Plan's assets are allocated to the accounts of key employees (certain owners and officers). If the Plan is top heavy, any participant who is not a key employee and who is employed on the last day of the Plan year, may not receive a contribution allocation which is less that a certain minimum. Usually that minimum is 3%, but if the contribution allocation for the Plan year is less than 3% for all the key employees, the top heavy minimum is the smaller allocation rate. If you are a participant in the Plan, your allocation described in this Section 8 in most cases will be equal to or greater than the top heavy minimum contribution allocation. The Plan also may vary the definition of the top heavy minimum contribution to take into account another Plan maintained by the Employer.

The law limits the amount of "addition" (other than trust earnings) which the Plan may allocate to your account under the Plan. Your additions may never exceed 25% of your compensation for a particular Plan year, but may be less if 25% of your compensation exceeds a dollar amount announced by the Internal Revenue Service each year. The Plan may need to reduce this limitation if you participate (or have participated) in any other Plans maintained by the Employer. The discussion of Plan allocations in this Section 8 is subject to this limitation.

9. EMPLOYEE CONTRIBUTIONS The Plan does not permit nor require you to make employee contributions to the trust fund. The only source of contributions under the Plan is the annual Employer contribution.

10. VESTING IN EMPLOYER CONTRIBUTIONS Your interest in the contributions the Employer makes to the Plan for your benefit becomes 100% vested when you attain normal retirement age (as defined in Section 11). Prior to normal retirement age, your interest in the contributions the Employer makes on your behalf become vested in accordance with the following schedule:



                                    NON TOP HEAVY SCHEDULE


Years of Service                   Percent of Nonforfeitable Interest
Less than 1             0%
1                       0%
2                       20%
3                       40%
4                       60%
5                       80%
6 or more               100%


                               TOP HEAVY SCHEDULE



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

Years of Service                   Percent of Nonforfeitable Interest
Less than 1             0%
1                       0%
2                       20%
3                       40%
4                       60%
5                       80%
6 or more               100%


SPECIAL VESTING RULE FOR DEATH OR DISABILITY If you die or become disabled while still employed by the Employer, your entire Plan interest becomes 100% vested, even if you otherwise would have a vested interest less that 100%.

The top heavy schedule shown above will apply in the Plan year for which the Plan first is top heavy and then in all subsequent Plan years.

YEARS OF SERVICE To determine your percentage under a vesting schedule, a year of service means a 12-month vesting service period in which you complete at least 1,000 hours of service. The Plan measures the vesting service period as the Plan year. If you complete at least 1,000 hours of service during a Plan year, you will receive credit for a year of service even though you are not employed by the Employer on the last day of that Plan year.

You will receive credit for years of service with the Employer prior to the time the Employer established the Plan and for years of service prior to the time you became a participant in the Plan.

The Plan provides two methods of vesting forfeiture which may apply before a participant becomes 100% vested in his entire interest under the Plan. The primary method of vesting forfeiture is the "forfeiture break in service" rule. The secondary method of forfeiture is the "cash out" rule. Also see Section 15 relating to loss or denial of benefits.

FORFEITURE BREAK IN SERVICE RULE Termination of employment alone will not result in forfeiture under the Plan unless you do not return to employment with the Employer before incurring a forfeiture break in service. A forfeiture break in service is a period of 5 consecutive vesting service periods in which you do not work more than 500 hours in each vesting service period comprising the 5 year period.

EXAMPLE Assume you are 60% vested in your account balance. After working 400 hours during a particular vesting service period, you terminate employment and perform no further service for the Employer during the next 4 vesting service periods. Under this example, you would have a forfeiture break in service during the fourth vesting service period following the vesting service


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
period in which you terminated employment because you did not work more than 500 hours during each vesting service period of 5 consecutive vesting service periods. Consequently, you would forfeit the 40% non-vested portion of your account. If you had returned to employment with the Employer at any time during the 5 consecutive vesting service periods and worked more than 500 hours during any vesting service period within that 5-year period, you would not incur a forfeiture under the forfeiture break in service rule.

CASH OUT RULE The cash out rule applies if you terminate employment and receive a total distribution of the vested portion of your account balance before you incur a forfeiture break in service. For example, assume you terminated employment during a particular vesting service period after completing 800 hours of service. Assume further the total value of your account balance is $6,000 in which you have a 60% vested interest. Before you incur a "forfeiture break in service," you receive a distribution of the $3,600 vested portion ($6,000 X 60%) of your account balance. Upon payment of the $3,600 vested portion of your account balance, you would forfeit the $2,400 nonvested portion. If you return to employment before you incur a forfeiture break in service, you may have the Plan restore your "cash out" forfeiture by repaying the amount of the distribution you received attributable to Employer contributions. This repayment right applies only if you do not incur a "forfeiture break in service." You must make this repayment no later than the date 5 years after you return to employment with the Employer. Upon your reemployment with the Employer, you may request the Advisory Committee to provide you a full exPlanation of your rights regarding this repayment option. If the vested portion of your account balance does not exceed $3,500, the Plan will distribute that vested portion to you in a lump sum, without your consent. This involuntary cash-out distribution will result in the forfeiture of your nonvested account balance, in the same manner as an employee who voluntarily elects a cash-out distribution. Also, upon reemployment you would have the same repayment option as an employee who elected a cash-out distribution, if you return to employment before incurring a "forfeiture break in service."

If you are 0% vested in your entire interest in the Plan, the Plan will treat you as having received a cash-lout distribution of $0. This distribution results in a forfeiture of your entire Plan interest. Normally, this forfeiture occurs on the date you terminate employment with the Employer. However, if you are entitled to an allocation of Employer contributions for the Plan year in which you terminate employment with the Employer, this forfeiture occurs as of the first day of the next Plan year. If you return to employment before you incur a forfeiture break in service, the Plan will restore this forfeiture, as if you repaid a cash-out distribution.


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
11. PAYMENT OF BENEFITS AFTER TERMINATION OF EMPLOYMENT After you terminate employment with the Employer, the time at which the Plan will commence distribution to you and the form of that distribution depends on whether your vested account balance exceeds $3,500. If you receive a distribution from the Plan before you attain age 59 1/2, the law imposes a 10% penalty on the amount of the distribution you receive to the extent you must include the distribution in your gross income, unless you qualify for an exception from this penalty. You should consult a tax advisor regarding this 10% penalty. This summary makes references to your normal retirement age. Normal retirement age under this Plan is the later of the date you attain age 65 or the 5th anniversary of the first day of the Plan year in which you became a participant in the Plan.

If your vested account balance does not exceed $3,500, the Plan will distribute that portion to you, in a lump sum, on the earliest administratively feasible date after you terminate employment with the Employer, or as soon as administratively practicable following that date. If you already have attained normal retirement age when you terminate employment, the Plan must make this distribution no later than the 60th day following the close of the Plan year in which your employment terminates, even if the normal distribution date would occur later. The Plan does not permit you to receive distribution in any form other than a lump sum if your vested account balance does not exceed $3,500.

If your vested account balance exceeds $3,500, the Plan will commence distribution to you at the time you elect to commence distribution. The Plan permits you to elect distribution:

as of any distribution date following your termination of employment with the Employer.

A distribution date under the Plan means the first day of each month of the Plan year. You may not actually receive distribution on the distribution date you elect. The Plan provides the trustee an administratively reasonable time following a particular distribution date to make actual distribution to a participant.

No later than 30 days prior to your earliest possible distribution date, the Advisory Committee will provide you a notice explaining your right to elect distribution from the Plan and the forms necessary to make your election. If you do not make a distribution election, the Plan will commence distribution to you on the 60th day following the close of the Plan year in which the latest of three events occurs: 1. Your attainment of normal retirement age; 2. Your attainment of age 62, or 3. Your termination of employment with the Employer. To determine whether your vested account balance exceeds $3,500, the Plan normally looks to the last valuation of your account prior to the scheduled distribution date.

With limited exceptions, you may not commence distribution of your vested account balance later that April 1 of the calendar year following the calendar year in which you attain age 70 1/2, even if you have not terminated employment with the Employer. This required distribution date overrides any contrary distribution date described in this summary. If the Employer terminates the Plan before you receive complete distribution of your vested benefits, the Plan might make distribution to you before you otherwise would elect distribution. Upon Plan termination, if your vested account balance exceeds $3,5000, you will receive an exPlanation of your distribution rights.

For purposes of making a distribution of any portion of your vested account balance, the Plan refers to the latest valuation of your account balance. The Plan requires valuation of the trust fund, and adjustment of participant's accounts, as of the last day of each Plan year. The Advisory Committee also may require a valuation on any other date. You will not receive any adjustment to your account balance for trust fund earnings after the latest valuation date. In general, the Plan allocates trust fund earnings, gains or losses for a valuation period on the basis of each participant's opening account balance at the beginning of the valuation period, less any distributions and charges to each participant's account during the valuation period.

Forms of Benefit Payment If your vested account balance exceeds $3,500, the Plan permits you to elect distribution under any one of the following methods:

a. Lump sum.

b. Part lump sum and part installments, as described in c.

c. Installment payments (annually, quarterly or monthly) over a specified period of time, not exceeding your life expectancy or the joint life expectancy of you and your designated beneficiary.

d. A joint and survivor annuity.

Under an installment distribution, the Advisory Committee may direct to have the Plan segregate the amount owed to you in a separate account apart from other trust fund assets. Your separate account will continue to draw interest during the period the Plan is making retirement payments to you. If the Plan does not segregate the amount owed to you in a separate account, your retirement account will remain a part of the trust fund and continue to share in trust fund earnings, gains or losses.

A joint and survivor annuity means you would receive an annuity for your life and, upon your death, your surviving spouse would receive an annuity for his or her life in an amount equal to 50% of your life annuity. For example, if, under the joint and survivor annuity, a participant was receiving (or would have received) a monthly pension of $400 at the time of his death, the surviving spouse would receive a monthly pension of $200 upon the participant's death for the remainder of his or her life. If you are not married at the time benefit payments commence, the joint and survivor annuity simply is a life annuity, meaning you receive an annuity for your life and payments end upon your death.

To provide the joint and survivor annuity, the trustee would use your vested account balance to purchase that type of annuity contract from an insurance company. The exact monthly annuity payable to you would depend upon the amount of the account balance and the insurance company's annuity rates at the time of the purchase. No later than 30 days prior to your earliest distribution date, the Advisory Committee will provide you a written notice explaining the joint and survivor annuity, your waiver rights and the spousal consent requirements. The Advisory Committee will provide you an appropriate form to receive your benefits in the form of a joint and survivor annuity, or to elect not to receive your benefits in that form. The form the Advisory Committee will provide you with will explain the economic effect of taking your benefits in the form of a joint and survivor annuity. The Plan must make any distribution described in Sections 11, 12, and 13 in the form of the joint and survivor annuity if the participant's account balance exceeds $3,500, unless the participant properly elects a different form of payment. If you are married, your spouse must consent in writing to any election not to take a joint and survivor annuity form of payment.

The benefit payment rules described in Sections 11 through 14 reflect the current Plan provisions. If an Employer amends its Plan to change benefit payment options, some options may continue for those participants or beneficiaries who have account balances at the time of the change. If an eliminated option continues to apply to you, the information you receive from the Advisory Committee at the time you are first eligible for distribution from the Plan will include an exPlanation of that option.

12. PAYMENT OF BENEFITS PRIOR TO TERMINATION OF EMPLOYMENT Prior to your termination of employment with the Employer, you may elect to withdraw all or any portion of your vested account balance:

if you continue to work for the Employer after attaining normal retirement age.

The Advisory Committee will provide you a withdrawal election form. Other than the withdrawal right described in this Section 12 and the post-age 70 1/2 distribution requirement described in Section 11, the Plan does not permit you to receive payment of any portion of your account balance for any other reason, unless you terminate employment with the Employer.

13. DISABILITY BENEFITS If you terminate employment because of disability, the Plan will pay your vested account balance to you in lump sum at the same time as it would pay your vested account balance for any other termination of employment. However, if your vested account balance exceeds $3,500, the disability distribution rules are subject to any election requirements described in Section 11. In general, disability under the Plan means because of a physical or mental disability you are unable to perform the duties of your customary position of employment for an indefinite period which, in the opinion of the Advisory Committee, will be of long continued duration. The Advisory Committee also considers you disabled if you terminate employment because of a permanent loss or loss of use of a member or function of your body or a permanent disfigurement. The Advisory Committee may require a physical examination in order to confirm the disability.

14. PAYMENT OF BENEFITS UPON DEATH If you die prior to receiving all of your benefits under the Plan, the Plan will pay the balance of your account to your beneficiary. If the Employer permits the trustee to purchase life insurance on your life with a portion of your account balance, your account balance also will receive any life insurance proceeds payable by reason of your death.

If your death occurs before you commence distribution of your vested account balance, the Plan will pay a preretirement survivor annuity to your surviving spouse, unless you waive this annuity benefit, with your spouse's consent, or unless you and your spouse are not married for the one year period ending on your date of death. A preretirement survivor annuity means your surviving spouse would receive an annuity for life. To provide the preretirement survivor annuity, the trustee would use 50% of your vested account balance to purchase that type of annuity contract from an insurance company. The exact monthly annuity payable to your surviving spouse would depend upon the amount of your account balance, and the insurance company's annuity rates at the time of the purchase. The Advisory Committee will provide you an appropriate form to elect to have the Plan pay a preretirement survivor annuity or to elect not to have the Plan pay that annuity. The form the Advisory Committee will provide you will explain the economic effect of taking death benefits in the form of a preretirement survivor annuity. If your death occurs after you commence distribution under the Plan, this preretirement survivor annuity coverage does not apply, even if you and your spouse had not waived that coverage, and your surviving spouse's interest in your remaining account balance would be subject to the distribution election described in Section 11.

After making a reduction for the portion of your vested account balance used to purchase the preretirement survivor annuity benefit described in the preceding paragraph, the Plan will pay your vested account balance remaining in the Plan at the time of your death to your designated beneficiary. The Advisory Committee will provide you with an appropriate form for naming a beneficiary. If you are married, your spouse must consent to the designation of any nonspouse beneficiary only if you have waived the preretirement survivor annuity coverage described in the preceding paragraph. If your vested account balance payable to your designated beneficiary does not exceed $3,500, the Plan will pay the benefit, in a lump sum, to your designated beneficiary as soon as administratively practicable after your death. If your vested account balance payable to your designated beneficiary exceeds $3,500, the Plan will pay the benefit to your designated beneficiary, in the form and at the time elected by the beneficiary, unless, prior to your death, you specify the timing and form of the beneficiary's distribution. The benefit payment election generally must complete distribution of your vested account balance within five years of your death, unless distribution commences within one year of your death to your designated beneficiary or unless benefits had commenced prior to your death under the mandatory post-age 70 1/2 distribution requirements described in
Section 11.

15. DISQUALIFICATION OF PARTICIPANT STATUS - LOSS OR DENIAL OF BENEFITS There are no specific Plan provisions which disqualify you as a participant or which cause you to lose Plan benefits, except as provided in Sections 7 and 10. However, if you become disabled and do not receive compensation from the Employer, you will not receive an allocation of the Employer's contribution to the Plan during the period of disability. In addition, if your Plan benefits become payable after termination of employment and the Advisory Committee is unable to locate you at your last address of record, you may forfeit your benefits under the Plan. Therefore, it is very important that you keep the Employer apprised of your mailing address even after you have terminated employment. Finally, if the Employer terminates the Plan, which it has the right to do, you would receive benefits under the Plan based on your account balance accumulated to the date of the termination of the Plan. Termination of the Plan could occur before you attain normal retirement age. If the Employer terminates the Plan, your account will become 100% vested, if not already 100% vested, unless you forfeited the nonvested portion prior to the termination date.


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
The fact that the Employer has established this Plan does not confer any right to future employment with the Employer. Furthermore, you may not assign your interest in the Plan to another person or use your Plan interest as collateral for a loan from a commercial lender.

16. CLAIMS PROCEDURE You need not file a formal claim with the Advisory Committee in order to receive your benefits under the Plan. When an event occurs which entitles you to a distribution of your benefits under the Plan, the Advisory Committee automatically will notify you regarding your distribution rights. However, if you disagree with the Advisory Committee's determination of the amount of your benefits under the Plan or with respect to any other decision the Advisory Committee may make regarding your interest in the Plan, the Plan contains the appeal procedure you should follow. In brief, if the Advisory Committee of the Plan determines it should deny benefits to you, the Plan Administrator will give you written notice of the specific reasons for the denial. The notice will refer you to the pertinent provisions of the Plan supporting the Advisory Committee's decision. If you disagree with the Advisory Committee, you, or a duly authorized representative, must appeal the adverse determination in writing to the Advisory Committee within 75 days after the receipt of the notice of denial of benefits. If you fail to appeal a denial within the 75-day period, the Advisory Committee's determination will be final and binding.

If you appeal to the Advisory Committee, you, or your duly authorized representative, must submit the issues and comments you feel are pertinent to permit the Advisory Committee to reexamine all facts and make a final determination with respect to the denial. The Advisory Committee, in most cases, will make a decision within 60 days of a request on appeal unless special circumstances would make the rendering of a decision within the 60-day period unfeasible. In any event, the Advisory Committee must render a decision within 120 days after its receipt of a request for review. The same procedures apply if, after your death, your beneficiary makes a claim for benefits under the Plan.

17. RETIRED PARTICIPANT, SEPARATED PARTICIPANT WITH VESTED BENEFIT, BENEFICIARY RECEIVING BENEFITS If you are a retired participant or beneficiary receiving benefits, the benefits you presently are receiving will continue in the same amount and for the same period provided in the mode of settlement selected at retirement. If you are a separated participant with a vested benefit, you may obtain a statement of the dollar amount of your vested benefit upon request to the Plan Administrator. There is no Plan provision which reduces, changes, terminates, forfeits, or suspends the benefits of a retired participant, a beneficiary


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
receiving benefits or a separated participant's vested benefit amount, except as provided in Section 15.

18. PARTICIPANT'S RIGHTS UNDER ERISA As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants are entitled to:

a. Examine, without charge, at the Plan Administrator's office and at other specified locations (such as work sites), all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

b. Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

c. Receive a summary of the Plan's annual financial report. ERISA requires the Plan Administrator to furnish each participant with a copy of this summary annual report.

d. Obtain a statement telling you that you have a right to receive a retirement benefit at the normal retirement age under the Plan and what your benefit could be at normal retirement age if you stop working under the Plan now. If you do not have a right to a retirement benefit, the statement will advise you of the number of additional years you must work to receive a retirement benefit. You must request this statement in writing. The law does not require the Plan Administrator to give this statement more than once a year. The Plan must provide the statement free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan. The people who operate this Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Employer, your union or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a retirement benefit or from exercising your rights under ERISA.

If your claim for a retirement benefit is denied in whole or in part, you must receive a written exPlanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive the materials within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan

Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the U.S. Labor-Management Services Administration, Department of Labor.

19. FEDERAL INCOME TAXATION OF BENEFITS PAID Existing federal income tax laws do not require you to report as income the portion of the annual Employer contribution allocated to your account. However, when the Plan later distributes your account balance to you, such as upon your retirement, you must report as income the Plan distributions you receive. The federal tax laws may permit you to report a Plan distribution under a special averaging provision. Also, it may be possible for you to defer federal income taxation of a distribution by making a "rollover" contribution to your own rollover individual retirement account.

Mandatory income tax withholding rules apply to some distributions you do not rollover directly to an individual retirement account or to another Plan. At the time you receive a distribution, you also will receive a notice discussing withholding requirement and the options available to you. We emphasize you should consult your own tax adviser with respect to the proper method of reporting any distribution you receive from the Plan.

20. PARTICIPANT LOANS This Plan permits the Advisory Committee to adopt a policy under which the Plan may make loans to participants and beneficiaries. A copy of the loan policy adopted by the Advisory Committee is attached to this summary Plan description as Exhibit A.

Acknowledgment of Receipt of Summary Plan Description of the
Thanksgiving Coffee Company, Inc. Profit Sharing Plan and Trust


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
I hereby acknowledge receipt of a copy of the Summary Plan Description ("SPD") on the above Plan. I received a copy of the SPD on the date indicated below.

Dated:

Participant's Name - Printed

Signature of Participant





Participant Loan Policy
(Addendum to the Summary Plan Description)

The Advisory Committee of the Thanksgiving Coffee Company, Inc. Profit Sharing Plan and Trust ("Plan") adopts the following loan policy pursuant to the terms of the Plan. As a participant or beneficiary under the Plan, you may receive a loan only as permitted by this loan policy.

1. LOAN APPLICATION Any Plan participant may apply for a loan from the Plan. EXCEPT participants who own greater than 10% of an unincorporated business OR participants who own greater than 5% of an S-corporation. For purposes of this loan policy, the term "participant" means any participant or beneficiary with respect to the Plan. A participant must apply for each loan in writing with an application which specifies the amount of the loan desired, the requested duration for the loan and the source of security for the loan. The Advisory Committee will not approve any loan if a participant is not credit worthy. In order to be credit worthy, the participant must have established in his or her community, a reputation which would entitle him or her to a similar loan from a commercial or business lender. In applying for the loan from the Plan, each participant must give full authority to investigate his or her credit worthiness.

2. LIMITATION ON LOAN AMOUNT/PURPOSE OF LOAN The Advisory Committee will not approve any loan to a participant in an amount which exceeds 50% of his or her nonforfeitable accrued benefit (account balance), as reflected by the books and records of the Plan. The maximum aggregate dollar amount of loans outstanding to


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
any participant may not exceed $50,000 as aggregated with all participant loans from other Employer qualified Plans, reduced by the excess of the participant's highest outstanding participant loan balance during the 12-month period ending on the date of the loan over the participant's current outstanding participant loan balance on the date of the loan. A participant may not request a loan for less that $1,000.

 A participant loan may be for the purpose of one or any combination of the following reasons: 1. the purchase, construction or improvement of a residence or other real estate; 2. the purchase of a vehicle (including an automobile, van, truck, or recreational vehicle); 3. tuition and other educational expenses;
4. medical and dental expenses; 5. funeral expenses of a family member; 6. to consolidate or retire other loans or credit card balances; or 7. for any other financial need deemed by the Advisory Committee as being of a significant importance to merit a participant loan.

3. EVIDENCE AND TERMS OF LOAN The Advisory Committee will document every loan in the form of a promissory note signed by the participant for the face amount of the loan, together with a commercially reasonable rate of interest. The Advisory Committee will determine the appropriate interest rate by obtaining at least one quote from a financial institution, as chosen by the Advisory Committee, that is in the business of lending money. The interest rate quote(s) must take into account the term of the loan, the security on that loan, the credit worthiness of the participant, whether the interest rate is adjustable during the term of the loan, and the intended use of the loan proceeds, if known, and must reflect a commercially reasonable rate for the geographic region in which the participant lives. If participants in the Plan live in different geographic regions, the Advisory Committee may establish a uniform commercially reasonable interest rate applicable to all regions based on information obtained from at least one region in which participants live. The Advisory Committee must reevaluate interest rates for loans made more than one month since the last loan made by the Plan.

A loan my provide a fixed rate of interest or an adjustable rate of interest, as negotiated between the Advisory Committee and the participants. The Advisory Committee will determine whether the interest rate is commercially reasonable at the time it approves the loan and, in the case of an adjustable rate loan, at the time of each scheduled adjustment. The loan must provide at least quarterly payments under a level amortization schedule.

The loan may permit a suspension of payments for a period not exceeding one year which occurs during an approved leave of absence. The Advisory Committee will fix the term for repayment of any loan, however, in no instance may the term of repayment be greater than five years, unless the loan qualifies as a home loan. The Advisory Committee may fix the term for repayment of a home loan for a period not to exceed fifteen (15) years. A "home loan" is a loan used to acquire a dwelling unit which, within a reasonable time, the participant will use as a principal residence.

Participants should note the law treats the amount of any loan (other than a home loan) not repaid five years after the date of the loan as a taxable distribution on the last day of the five year period or, if sooner, at the time the loan is in default. If a participant extends a non-home loan having a five year or less repayment term beyond five years, the balance of the loan at the time of the extension is a taxable distribution to the participant.

4. SECURITY FOR LOAN A participant must secure each loan with an irrevocable pledge and assignment of 50% of the nonforfeitable amount of the borrowing participant's accrued benefit under the Plan or other security (e.g., principal residence) the Advisory Committee may request the borrowing participant to secure each loan with additional collateral acceptable to the Advisory Committee or to substitute collateral given for the loan. The Advisory Committee may require greater security for a participant loan from a participant not employed by the Employer at the date of the loan.

5. FOR OF PLEDGE If the participant secures the loan wholly or partly with 50% of his or her vested accrued benefit, the pledge and assignment of the portion of his or her accrued benefit will be in the form attached to this Loan Policy.

6. Default/Risk of Loss The Advisory Committee will treat this loan in default if:

a. Any scheduled payment remains unpaid more than 90 days.

b. The making or furnishing of any representation or statement to the Plan by or on behalf of the participant which proves to have been false in any material respect when made or furnished;

c. loss, theft, damage, destruction, sale or encumbrance to or of any of the collateral, or the making of any levy seizure or attachment thereof or thereon;

d. death, dissolution, insolvency, business failure, appointment of receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy or insolvency laws of, by or against the participant.

The participant will have the opportunity to repay the loan, resume current status of the loan by paying any missed payment plus interest, or if distribution is available under the Plan, request distribution of the notes. If the loan remains in default, the Advisory Committee has the option of foreclosing on any other security it holds or, to the extent a distribution to the participant is permissible under the Plan, offset the participant's vested account balance by the outstanding balance of the loan. The Advisory Committee will treat the note as repaid to the extent of any permissible offset. Pending final disposition of the note, the participant remains obligated for any unpaid principal and accrued interest.

The Plan intends this loan program not to place other participants at risk with respect to their interests in the Plan. In this regard, the Advisory Committee may administer any participant loan as a participant directed investment of that portion of the participant's vested account balance equal to the outstanding principal balance of the loan. If the Advisory Committee chooses to treat the participant loan as a participant directed investment, the Plan will credit that portion of the participant's account with the interest earned on the note and with principal payments received by the participant. The Plan may also charge that portion of the participant's account balance with expenses directly related to the organization, maintenance and collection of the note. Should the Advisory Committee decide to treat the participant loan as an investment of the overall Plan, then interest earned will be treated in the same manner as other investment earnings.



It is the intention of the Advisory Committee to operate this Participant Loan Policy in strict accordance with Department of Labor regulations.

Dated this 30 day of March, 1995.

Advisory Committee

/s/Joan Katzeff
-------------------------------
Joan Katzeff

/s/Paul Katzeff
-------------------------------
Paul Katzeff


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